Exhibit 99.1

VIA EMAIL

TO: Directors and Executive Officers of First US Bancshares, Inc.

FROM: Thomas S. Elley, Senior Executive Vice President, Chief Financial Officer

DATE: September 6, 2022

RE: Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of significant restrictions on your ability to trade in First US Bancshares, Inc. (the “Company”) common stock during an upcoming “blackout period” that will apply to the First US Bancshares, Inc. 401(k) Plan (the “401(k) Plan”).

The blackout period, which is due to a conversion to a change in the 401(k) Plan trustee and record keeper effective October 1, 2022, will begin following the closing of trading on September 22, 2022, and is expected to end during the week of October 16, 2022. During the blackout period, participants will not have access to their accounts for distributions or investment changes, including investment changes involving the Company’s common stock held in the 401(k) Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, the Company’s directors and executive officers are prohibited - from the close of trading on September 22, 2022, through the end of the blackout period which is expected to end during the week of October 16, 2022 - from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer.

During the blackout period and for a period of two (2) years after the ending date of the blackout period, you can find out the actual beginning and ending dates of the blackout period by calling Juliette Stamper at 865-474-6349 or emailing her at jstamper@firstusbank.com.

Please note the following:

•
“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.
•
Covered transactions are not limited to those involving your direct ownership but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).
•
Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer and selling stock acquired pursuant to such options.
•
Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, sales required by law, and certain other “automatic” transactions.

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving the Company’s equity securities during the blackout period.

Thank you, and please call me at 205-582-1200 if you have any questions. In addition, you may email me at telley@firstusbank.com.